Exhibit 10.1
American International Group, Inc.
Long-Term Performance Units Plan
     American International Group, Inc. (“AIG”) hereby adopts the American International Group, Inc. Long-Term Performance Units Plan (the “Plan”) as of May 28, 2010 (the “Effective Date”).
1. Purpose
     The purpose of the Plan is to attract, motivate and retain selected employees of AIG and subsidiaries of AIG, incentivize balanced risk-taking and encourage the long-term performance of AIG through the award of long-term performance units (“LTPUs”) representing a mix of AIG’s Hybrid Securities and Common Stock (each as defined in Section 3).
2.	Participation
     Awards under the Plan (“Awards”) may be made to any employee of AIG or a subsidiary of AIG. Each employee who is selected to participate in the Plan by the Compensation and Management Resources Committee of the Board of Directors of AIG (as constituted from time to time, and including any successor committee, the “Committee”), as evidenced by the receipt by such individual of an award letter (an “Award Letter”) from AIG or its designee, will be a “Participant” in the Plan. A Participant’s Award Letter will set forth the terms of the Award of LTPUs for the Participant under the Plan, as established by the Committee. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Letter.
3.	LTPUs
     A. General. Each LTPU constitutes an unfunded and unsecured promise to pay the Value (as defined in Section 4.A) of the securities underlying the LTPU on the applicable Payment Date (as defined in Section 5). Each Award of LTPUs may be subject to such terms and conditions, including service-based and performance-based vesting conditions, as the Committee determines.
     B. Underlying Securities. Each LTPU represents a mix of AIG’s 8.175% Series A-6 Junior Subordinated Debentures (“Hybrid Securities”) and common stock of AIG, par value $2.50 per share (“Common Stock” and, together with the Hybrid Securities, the “Underlying Securities”) determined on the grant date for that LTPU (the “Grant Date”) in accordance with this Section 3.B. The Value of a LTPU on its Grant Date will be $1000, and the Underlying Securities for the LTPU will consist of Common Stock and Hybrid Securities with Values on the Grant Date of $200 and $800, respectively. LTPUs will be payable solely in cash and, as a holder of LTPUs, a Participant will have only the rights of a general unsecured creditor and no rights as a shareholder or Hybrid Security-debtholder of AIG.
     C. Dollar Denominated Grants. Where the amount of a grant to be made on a specified date under the Plan is denominated in dollars, the number of LTPUs granted on that date will be equal to the dollar amount divided by $1,000.

     D. Fractional LTPUs. Fractional LTPUs may be issued under the Plan.
4.	Valuation; Interest and Dividends
     A. Valuation. “Value” on any date means:
     (1) For Common Stock, the closing price on the New York Stock Exchange on that date.
     (2) For Hybrid Securities, the volume-weighted average price during the ten trading days prior to the date as reported on the Financial Industry Regulatory Authority’s Trade Reporting and Compliance Engine system.
     (3) For a LTPU, the sum of the Values of the Underlying Securities for the LTPU.
     B. Interest and Dividend Payments. During the period prior to payment of the LTPUs, any interest or dividend paid in cash on any Underlying Security will be converted into additional Hybrid Securities (if the Underlying Security is a Hybrid Security) or Common Stock (if the Underlying Security is a share of Common Stock) as soon as practicable following the date of the cash payment of interest or dividends.
5. Payouts of LTPUs.
     Each LTPU will become payable on the dates specified for the LTPU in a Participant’s Award Letter (each such date, a “Payment Date”). Cash payments for the LTPUs will be made within 30 days following the applicable Payment Date through the Participant’s normal payroll and will be based on the LTPU Value in effect on such Payment Date or the next following date for which Value is available.
6.	Annual LTPU Salary
     A. General. A Participant’s Award Letter may specify that an Award will take the form of periodic grants of LTPUs at a specified annual dollar rate (“Annual LTPU Salary”) pursuant to this Section 6. In such case, the Annual LTPU Salary will be governed by the terms of this Section 6.
     B. Earning; Rate. Beginning on the date of the applicable Award Letter, or such other date as may be specified in the Award Letter, Annual LTPU Salary will accrue and be earned equally over the course of the year, subject to the Participant’s continued employment with AIG or any of AIG’s subsidiaries. A Participant’s Annual LTPU Salary may be changed from time to time by the Committee, including to increase, decrease or terminate the Annual LTPU Salary.
     C. Periodic Grants. Grants of LTPUs in respect of Annual LTPU Salary will be made on the 15th and 30th day of each month, or, if any such day is not a business day, the immediately preceding business day (each such date, a “Salary Grant Date”). Each such grant will be for a dollar amount equal to the amount of the Participant’s Annual LTPU Salary which has been earned but not yet paid as of the applicable Salary Grant Date.
     D. Vesting. Unless otherwise specified in an Award Letter, LTPUs will be immediately vested in the Participant on the applicable Salary Grant Date or Retroactive Grant Date (as defined in Section 6.E).
     E. Retroactive LTPU Salary. Where an Award Letter provides that Annual LTPU Salary is to be awarded retroactively effective from a specified date (the “Initial Date”), then, upon the later of the date of the Award Letter and the Effective Date (the “Retroactive Grant Date”), an initial grant of LTPUs (the “Retroactive Grant”) will be made for a dollar amount equal to the amount of Annual LTPU Salary that would have been earned between the Initial Date and the last Salary Grant Date preceding the Retroactive Grant Date. For purposes of Section 3.B, the Grant Date of the Retroactive Grant will be the Retroactive Grant Date. For the purposes of determining Payment Dates, the Retroactive Grant will be treated as though it had been granted as earned at the applicable Salary Grant Dates between the Initial Date and the Retroactive Grant Date.
7. Adjustments; Conversion
     A. Adjustment of Awards. Subject to Sections 7.B and 7.C, the Committee will adjust the terms of outstanding LTPUs to give effect to any exchange or conversion of, or adjustment to, any Underlying Security, in each case in the same manner as is applicable to the Underlying Securities held by third parties.
     B. Hybrid Conversion for Voluntary Exchange, Conversion or Adjustment. In the event of a voluntary exchange or conversion of, or adjustment to, the Hybrid Securities into another security in which at least 50% of the principal amount of the Hybrid Securities are exchanged, converted or adjusted, any Underlying Security that is a Hybrid Security will be exchanged, converted or adjusted into such other security on the same terms as in the exchange, conversion or adjustment. If the Hybrid Securities are exchanged, converted or adjusted in whole or in part into cash or securities other than (1) Common Stock or (2) securities substantially similar to the Hybrids Securities (with respect to reflecting the long-term value of AIG), then (a) the value of such cash or securities will be converted into additional LTPUs having such terms and features as designed in the discretion of the Committee to reflect the long-term value of AIG, unless otherwise approved by the Special Master for TARP Executive Compensation (the “Special Master”), and (B) additional grants of LTPUs in respect of Annual LTPU Salary will be suspended and the structure of any future grants of Annual LTPU Salary by AIG (if other than in the form of Common Stock) shall be subject to the approval of the Special Master. Any grants of additional LTPUs to a Participant pursuant to this Section 7.B will be made promptly following the first date on which at least 50% of the principal amount of the Hybrid Securities are exchanged, converted or adjusted, and such LTPUs will become payable on the Payment Date of the LTPUs whose Underlying Securities the additional LTPUs are granted in respect of.
     C. Hybrid Conversion for Redemptions. There will be no adjustment for any redemption of the Hybrid Securities (and, for the avoidance of doubt, the Value of any Underlying Security that is a Hybrid Security will continue to be determined in accordance with Section 4.A(2), unless 75% of the Hybrid Securities are redeemed prior to their final maturity date, in which case any Underlying Security that is a Hybrid Security will be converted into Common Stock (based on the par value of the Hybrid Securities and the Value of the Common Stock at the time of conversion).
     D. Hybrid Conversion for Other Events. Any Underlying Security that is a Hybrid Security will be converted into Common Stock (based on the Values of the Hybrid Securities and Common Stock at the time of conversion) 90 days after the earlier of the date on which (i) at least 75% of the preferred securities in AIG held by the U.S. Department of the Treasury are converted into Common Stock, or (ii) AIG’s closing market capitalization (based on publicly-held, outstanding Common Stock) is more than 10% of AIG’s total assets (as reported on AIG’s financial statements most recently filed with the U.S. Securities and Exchange Commission).
     E. Treatment of Alternative Securities. If, pursuant to this Section 7, any LTPU becomes based on a security which is not Common Stock or a Hybrid Security (such other security an “Alternative Security”), then such Alternative Security will be treated analogously to an Underlying Security and the terms and conditions of this Plan and any Award Letter shall apply, mutatis mutandis, to the Alternative Security.

8. Stock Incentive Plan
     A. Grant of LTPUs. Each LTPU granted under the Plan will constitute an award under Section 2.8 of the American International Group, Inc. 2010 Stock Incentive Plan or comparable provision of any successor plan, as amended from time to time (the “SIP”) with respect to the Underlying Securities of such LTPU that are Common Stock. In the case of any conflict between the provisions of the Plan and the SIP, the SIP shall control with respect to the Underlying Securities that are Common Stock.
     B. Conversion of Underlying Securities. If, after the grant of a LTPU, any Underlying Security that is a Hybrid Security is converted into Common Stock pursuant to Section 7, such conversion will constitute an additional award under Section 2.8 of the SIP and will be subject to the availability of shares of Common Stock under the SIP.
9. Administration of the Plan
     A. General. The Plan will be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities; provided that, the Committee may not delegate the determination of the terms and features of any additional LTPUs granted pursuant to Section 7.B. The Committee will have power to interpret the Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with the Plan and its administration (including, without limitation, the persons who will be Participants and the terms of Awards, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive.
     B. Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants (whether or not such Participants are similarly situated); provided that, the terms and features of any additional LTPUs granted pursuant to Section 7.B shall be uniform for all Participants. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants and the amounts of Awards.
     C. Amendments. The Committee will have the power to amend the Plan in any manner and at any time, including in a manner adverse to the rights of the Participants; provided that, notwithstanding the foregoing, the Committee may not take any actions that, in the aggregate, in the determination of the Committee under Section 9.A, materially and adversely impair any vested award or, to the extent a Participant is subject to Section 409A (as defined in Section 10.F), accelerate or postpone any payment to a Participant to occur at a time other than the time provided for in the Plan in a manner that would violate Section 409A.
     D. No Liability. No member of the Board of Directors of AIG or the Committee or any employee of AIG or any subsidiary of AIG (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (x) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (y) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (z) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Restated Certificate of Incorporation or Bylaws, or the Certificate of Incorporation or Bylaws of any relevant subsidiary of AIG as a matter of law, or otherwise, or any other power that AIG or any subsidiary of AIG may have to indemnify such persons or hold them harmless.
10. General Rules
     A. Plan and Awards Subject to Compensation Requirements. Compensation under the Plan is subject to applicable regulations issued by the U.S. Department of the Treasury pursuant to the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and applicable requirements of agreements between AIG and the U.S. government, or any agency or instrumentality thereof, or the AIG Credit Facility Trust. Participants may receive compensation under the Plan only to the extent that it is consistent with the preceding.
     B. No Funding. AIG will be under no obligation to fund or set aside amounts to pay obligations under the Plan. Participants will have no rights to the issuance or payment of any LTPUs other than as a general unsecured creditor of AIG.
     C. No Rights to Other Payments. The provisions of the Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts that AIG may have with any employees or group of employees of AIG.
     D. Market Activity Restrictions. A Participant may not trade in Hybrid Securities or engage in any derivative or similar transaction with respect to Hybrid Securities at any time during which the Participant holds any outstanding

LTPUs. Any activity by a Participant in violation of this Section 10.D will result in immediate forfeiture of the Participant’s outstanding LTPUs.
     E. Set-Off. AIG has the right to set-off against its obligation to pay cash under the Plan or any Award Letter any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any awards, or amounts repayable to AIG or any subsidiary pursuant to tax equalization, housing, automobile or other employee programs) that a Participant then owes to AIG and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement, provided that AIG may not effect such an offset if it would constitute a substitute for payment of deferred compensation under Section 409A (as defined in Section 10.F).
     F. Section 409A. LTPUs are intended to provide payments to Participants that are “deferred compensation” subject to Section 409A, and the Plan is intended to, and will be interpreted, administered and construed to, comply with Section 409A with respect to the LTPUs. For this purpose, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance. The Committee will have full authority to give effect to the intent of this Section 10.F. Each payment of the LTPUs will be treated as a separate payment for purposes of Section 409A.
     G. Tax Withholding. As a condition to the award or payment of any compensation under the Plan or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (i) AIG or its affiliates may deduct or withhold (or cause to be deducted or withheld) from any payment or Award to a Participant whether or not pursuant to the Plan, or (ii) the Committee will be entitled to require that the Participant remit cash to AIG or its affiliates (through payroll deduction or otherwise), in each case, in an amount sufficient as determined by AIG to satisfy such withholding obligation. Participants shall be solely liable for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any LTPUs, and AIG shall have no liability in respect thereof.
     H. Severability. If any of the provisions of the Plan or any Award Letter is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
     I. Entire Agreement. The Plan and any Award Letter contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
     J. No Third Party Beneficiaries. Except as expressly provided therein, neither the Plan nor any Award Letter will confer on any person other than AIG and the Participant any rights or remedies thereunder. The exculpation and indemnification provisions of Section 9.D will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
     K. No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event shall AIG be liable to a Participant on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.
     L. Successor Entity; AIG’s Successors and Assigns. Unless otherwise provided in the applicable Award Letter and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of AIG with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such Successor Entity or a parent or subsidiary of such Successor Entity. The terms of the Plan will be binding upon and inure to the benefit of AIG and any Successor Entity.
     M. Nonassignability; No Hedging. The LTPUs will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 10.M will be null and void and any LTPUs which are hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Letters will be binding upon any permitted successors and assigns.
     N. Right to Discharge. Nothing contained in the Plan or in any Award Letter will confer on any Participant any right to be continued in the employ of AIG or any of its subsidiaries or to be included in any future plans of a similar nature.
     O. Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
11. Disputes
     A. Governing Law. The Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

     B. Arbitration. Subject to the provisions of this Section 11, any dispute, controversy or claim between AIG or a subsidiary of AIG and a Participant, arising out of or relating to or concerning the Plan, any Award Letter or the LTPUs, will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.
     C. Jurisdiction. AIG and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan, any Award Letter or the LTPU. AIG and each Participant acknowledge that the forum designated by this Section 11.C has a reasonable relation to the Plan and to such Participant’s relationship with AIG.
     D. Waiver. AIG and each Participant waive, to the fullest extent permitted by applicable law, any objection which AIG and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 11.C. AIG and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning the Plan, any Award Letter or the LTPUs in any forum other than a court of appropriate jurisdiction described in Section 11.C.
     E. Service of Process. Each Participant irrevocably appoints the Secretary of AIG as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, any Award Letter or the LTPUs that is not otherwise arbitrated or resolved according to Section 11.B. The Secretary will promptly advise the Participant of any such service of process.
     F. Confidentiality. Each Participant must keep confidential any information concerning any grant made under the Plan and any dispute, controversy or claim relating to the Plan or any Award Letter, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
12. Term of Plan
     The Plan will continue until suspended or terminated by the Committee in its sole discretion. Any termination of the Plan will be done in a manner that the Committee determines complies with Section 409A.